Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com

Kodak Board Elects Joel Seligman to Board of Directors
University of Rochester President Is Leading Authority on Securities Law

ROCHESTER, N.Y., June 29 – Eastman Kodak Company said today that Joel Seligman, the President of the University of Rochester, was named to the company's board of directors, effective July 1, 2009.
Mr. Seligman, 59, became the 10th president of the University of Rochester in December 2004, after serving as the Ethan A. H. Shepley University Professor and Dean of the School of Law at Washington University in St. Louis. Mr. Seligman is one of the nation’s leading experts on securities law and is the co-author, with the late Louis Loss and with Troy Paredes, of an 11-volume series titled Securities Regulation, the leading treatise in the field. He is also the author of The Transformation of Wall Street: A History of the Securities and Exchange Commission and Modern Corporate Finance.
“As an international expert on securities law and corporate finance, Joel brings to Kodak an exceptional understanding of complex financial issues at a time of great change in global markets,” said Antonio M. Perez, Kodak’s Chairman and Chief Executive Officer. “The election of Joel Seligman also deepens the mutual connection of the University and Kodak to the community of Rochester.  I am delighted to welcome Joel to our board.”
A 1971 graduate of the University of California at Los Angeles and a cum laude graduate of Harvard University School of Law in 1974, Seligman served on the law faculty of Northeastern University (1977-83), George Washington University (1983-86), and the University of Michigan (1986-95). He was named Dean of the University of Arizona College of Law in 1995.
He also has served as reporter for the National Conference of Commissioners on Uniform State Laws, Revision of Uniform Securities Act; as chair of the Securities and Exchange Commission Advisory Committee on Market Information; and as a member of the American

Institute of Certified Public Accountants Professional Ethics Executive Committee. He was a member of the board of the National Association of Securities Dealers and is currently a member of the board of the Financial Industry Regulatory Authority.
He is the author or co-author of 20 books and over 40 articles on legal issues related to securities and corporations. He is the co-author (with John C. Coffee, Jr. of the Columbia University law school faculty and Hilary Sale of the University of Iowa law school faculty) of the leading casebook Securities Regulation: Cases and Materials and author of the casebook Corporations: Cases and Materials.
With the previously announced retirement of Hector de J. Ruiz from Kodak’s board, Seligman’s election brings the Kodak board membership to 12, only one of whom, Antonio Perez, is an employee of the company.
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